As filed with the Securities and Exchange Commission on June 23, 2004
Registration Nos. 333-           and 333-75808-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

General Mills, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-0274440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Number One General Mills Boulevard

Minneapolis, Minnesota 55426
(763) 764-7600
(Address, including zip code, of registrant’s principal executive offices)

Siri S. Marshall, Esq.

Senior Vice President and General Counsel
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(763) 764-7230
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven A. Rosenblum, Esq.

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Unit(1)(2)	Price(1)(2)	Registration Fee(12)

Debt Securities(3)(7)
Common Stock, par value $.10 per share(4)(5)(7)
Cumulative Preference Stock, no par value(5)(6)(7)
Depositary Shares(5)(6)
Securities Warrants(7)
Purchase Contracts and Purchase Units(8)
Units(9)

Total	$2,500,000,000	100%	$2,500,000,000	$316,750

Common Stock, par value $0.10 per share(10)	49,907,680 shares	$45.78(11)	$2,284,524,052(11)	$289,449

(Continued on next page)

     Pursuant to Rule 429, the prospectus contained in this Registration Statement is a combined prospectus relating also to approximately $3,443 million aggregate initial offering price of the securities registered and remaining unissued under Registration Statement No. 333-75808 filed by the Registrant on December 21, 2001 and declared effective by the Securities and Exchange Commission on February 11, 2002 (the “Prior Registration Statement”). This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to the Prior Registration Statement. Such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933. Upon effectiveness of such Post-Effective Amendment No. 1, all of the securities that may be offered pursuant to the prospectus contained in this Registration Statement may be offered as debt securities, common stock, preference stock, depositary shares, securities warrants, purchase contracts, purchase units or units.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

(Continued from previous page)

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. There is being registered hereunder such indeterminate number or amount, as applicable, of debt securities, common stock, preference stock, depositary shares, securities warrants, purchase contracts, purchase units or units of General Mills, Inc., as may from time to time be issued, separately or together with other securities registered hereby, at indeterminate prices, and as may be issuable upon conversion, redemption, exchange or exercise of any securities registered hereunder, including under any applicable antidilution provisions, with an aggregate initial offering price not to exceed $2,500,000,000 in United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any debt securities are issued at an original issue discount, such greater amount is being registered as shall result in aggregate net proceeds not in excess of $2,500,000,000 to the registrant (or, if any securities are issued with an offering price payable in a foreign currency, foreign currency unit or composite currency, such amount is being registered as shall result in an aggregate initial offering price equivalent to $2,500,000,000 at the time of initial offering), less the dollar amount of any securities previously issued hereunder. The aggregate amount of equity securities registered hereunder is further limited, solely for purposes of any at-the-market offerings, to that which is permissible under Rule 415(a)(4).

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o), exclusive of accrued interest, distributions and dividends, if any.

(3)	The debt securities to be offered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or both, as more fully described herein.

(4)	In addition to any preference stock, common stock and depositary shares that may be issued directly hereunder, there are being registered hereunder such indeterminate number of shares of preference stock and common stock, and such indeterminate number of depositary shares, as may be issued upon conversion or exchange of debt securities, preference stock or depositary shares, as the case may be, for which no separate consideration will be received by the registrant.

(5)	Rights to purchase shares of the Registrant’s Series B Participating Cumulative Preference Stock (the “Rights”) are attached to all shares of common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(6)	Depositary shares will represent fractional interests in preference stock registered hereby.

(7)	Securities warrants will represent the right to purchase debt securities, preference stock or common stock.

(8)	Purchase contracts and purchase units will represent contracts to purchase or sell securities of General Mills, Inc. or securities of third parties.

(9)	Units may consist of two or more of the securities referred to in Notes (3), (4) and (6)-(8) offered and sold together.

(10)	Represents sales of common stock to be sold by the selling stockholder named herein.

(11)	Estimated solely for purposes of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of General Mills, Inc.’s common stock on June 22, 2004, as reported on the New York Stock Exchange.

(12)	Pursuant to Rule 429, the filing fee paid by the Registrant does not include any filing fee in connection with the remaining unsold securities under the Prior Registration Statement, to which the Prospectus included in this Registration Statement also relates. The Registrant previously paid a filing fee with respect to such prior registration of $736,000 (calculated at the rate in effect at the time the Prior Registration Statement was filed), of which $316,734 relates to the remaining unsold securities under the Prior Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2004

PROSPECTUS

General Mills, Inc.

$5,943,000,000

Debt Securities

Common Stock
Preference Stock
Depositary Shares
Securities Warrants
Purchase Contracts
Purchase Units
Units

49,907,680 Shares of Common Stock

     This prospectus is part of a registration statement that we have filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,943,000,000. In addition, this prospectus covers resales of an aggregate of 49,907,680 shares of our common stock owned by an affiliate of Diageo plc in the circumstances we describe.

     This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. Any prospectus supplements also may add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About General Mills” before you invest in the securities.

     We or the selling stockholder may sell these securities to or through one or more underwriters, broker-dealers or agents or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be included in a prospectus supplement regarding that offering.

     This prospectus may not be used to effect sales of securities unless accompanied by a prospectus supplement.

     Our common stock is traded on the New York Stock Exchange under the symbol “GIS.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

      All references in this prospectus to “General Mills,” “we,” “us” and “our” are to General Mills, Inc. and not to its subsidiaries, unless the context suggests otherwise.

      All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

      Trademarks and service marks in this prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus. In addition, this prospectus covers 49,907,680 shares of our common stock owned by an affiliate of Diageo that can sell those shares by means of this prospectus in the circumstances we describe. The registration statement that contains this prospectus (including the exhibits to the registration statement) also contains additional information about us and the securities we or the selling stockholder may offer under this prospectus. You can read that registration statement at the SEC website at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information About General Mills.”

      This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. Any prospectus supplements may also add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and, where applicable, supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About General Mills” before you invest.

      You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

      You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

      Neither we, the selling stockholder nor anyone acting on our or the selling stockholder’s behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION ABOUT GENERAL MILLS

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document in our files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is an important part of this prospectus, and information that we file later with the SEC automatically will update and, where applicable, supersede the information included or incorporated by reference in this prospectus or any accompanying prospectus supplement. If information in a document incorporated by reference in this prospectus is inconsistent with this prospectus, then that information will apply and will supersede the information in this prospectus.

      We incorporate by reference our filings (File No. 001-01185) listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we and the selling stockholder sell all of the securities described in this prospectus:

•	Annual Report on Form 10-K for the year ended May 25, 2003;

•	Schedule 14A filed on August 8, 2003 (only with respect to the information incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended May 25, 2003);

•	Quarterly Reports on Form 10-Q for the quarters ended August 24, 2003, November 23, 2003 and February 22, 2004; and

•	Current Reports on Form 8-K filed on September 16, 2003, September 24, 2003, October 23, 2003, November 13, 2003, December 17, 2003, February 12, 2004, February 17, 2004, March 16, 2004 and April 9, 2004.

      You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents) at no cost, by writing or telephoning us at the following address and phone number:

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426
Attention: Corporate Secretary

(763) 764-2167

GENERAL MILLS

Our Business

      We are a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products are sold through distributors and brokers. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

      We were incorporated under the laws of the State of Delaware in 1928. On May 31, 2004, we employed approximately 27,580 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See “Where You Can Find More Information About General Mills” for details about information incorporated by reference in this prospectus.

Recent Developments

      As previously disclosed, on October 15, 2003, we announced that the SEC had issued a formal request for information concerning our sales practices and related accounting. On February 3, 2004, we announced that the Staff of the SEC had issued a “Wells notice” reflecting the Staff’s intention to recommend that the SEC bring a civil action against us and our Chief Executive Officer and Chief Financial Officer.

      The Staff indicated to us that its intended recommendation focused on at least two disclosure issues related to our U.S. Retail division. First, the Staff believed that we do not adequately disclose the practice of “loading” at the end of fiscal quarters to help meet internal sales targets or the impact of such quarter-end “loading” on current and future period results of operations. We understand the term “loading” in this context to mean the use of discounts or other promotional programs to encourage retailers and wholesalers to increase their purchases of our products. Second, the Staff believed that we had misstated our policy on product returns. The Staff also informed us that its investigation is ongoing.

      We and our Chief Executive Officer and Chief Financial Officer responded to the Wells notice with a written submission explaining the factual and legal bases for our belief that our sales practices comply with all applicable regulations. The SEC subsequently issued a formal request for additional information in connection with its investigation. At this time, it is not possible to predict how long the investigation will continue or whether the SEC will bring any legal action against us.

Business Segments

      Our businesses are divided into three reportable segments:

•	U.S. Retail;

•	Bakeries and Foodservice; and

•	International.

      U.S. Retail consists of cereals, meal products including dinner mixes and ready-to-serve soups, refrigerated and frozen dough products, baking products, snacks, yogurt and organic foods. The Bakeries and Foodservice segment consists of products marketed to retail and wholesale bakeries and offered to the commercial and non-commercial foodservice sectors throughout the United States and Canada, such as restaurants and school cafeterias. The International segment is made up of retail business outside the United States and foodservice business outside of the United States and Canada.

      Our primary product and service categories and our main brands are outlined below:

U.S. Retail

      The U.S. Retail segment accounted for approximately 71% of our total fiscal 2003 net sales. Our principal product categories in the U.S. Retail segment are:

•	Big G Cereals. We produce and sell a number of ready-to-eat cereals, including such well-known brands as CHEERIOS, WHEATIES and TOTAL.

•	Meals. We manufacture and sell several lines of convenient dinner products, including BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD’s refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

•	Pillsbury USA. We manufacture and sell refrigerated and frozen dough products, frozen breakfast products and snack products, including a variety of PILLSBURY refrigerated and frozen dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO’S frozen pizza and snacks.

•	Baking Products. We make and sell a line of dessert, muffin and baking mixes under the BETTY CROCKER trademark; baking mixes under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

•	Snacks. We produce and market POP SECRET microwave popcorn; lines of grain snacks and fruit snacks; CHEX and GARDETTO’s snack mixes; and BUGLES snacks.

•	Yoplait-Colombo. We manufacture and sell yogurt products, such as YOPLAIT and COLOMBO yogurt, including YOPLAIT WHIPS!, a mousse-like yogurt, and YOPLAIT NOURICHE, a meal replacement yogurt drink.

•	Organic. We produce and market a variety of organic food products under our CASCADIAN FARM and MUIR GLEN trademarks.

Bakeries and Foodservice

      Bakeries and Foodservice accounted for approximately 17% of our total fiscal 2003 net sales. We market mixes and unbaked, par-baked and fully-baked dough products to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors such as school cafeterias, restaurants and convenience stores.

International

      International operations accounted for approximately 12% of our total fiscal 2003 net sales. In Canada, we market products in many categories, including cereals, meals, refrigerated dough products, baking products and snacks. Outside of North America, we offer numerous local brands in addition to such internationally recognized brands as HÄAGEN-DAZS ice cream, OLD EL PASO Mexican foods, GREEN GIANT vegetables, PILLSBURY dough products and mixes, BETTY CROCKER mixes and BUGLES snacks. We also sell mixes and dough products to bakery and foodservice customers outside of the United States and Canada.

Joint Ventures

      In addition to our consolidated operations, we manufacture and sell products through several joint ventures.

      Domestic Joint Ventures. We have a 50% equity interest in 8th Continent, LLC, a joint venture formed with DuPont, to develop and market soy-based beverages. This venture began with a line of 8TH CONTINENT soymilk to limited markets in July 2001 and nationally in June 2003.

      International Joint Ventures. We have a 50% equity interest in Cereal Partners Worldwide, a joint venture formed with Nestle, S.A., that distributes cereal products in more than 130 countries and republics. Snack Ventures Europe, our joint venture with PepsiCo, Inc., manufactures and sells snack foods in Holland, France, Belgium, Spain, Portugal,

Greece, the Baltics, Hungary and Russia. We have a 40.5% equity interest in Snack Ventures Europe. We have a 50% interest in each of four joint ventures for the manufacture, distribution and marketing of HÄAGEN-DAZS frozen ice cream products and novelties in the following countries: Japan, Korea, Thailand and the Philippines. We also have a 50% equity interest in Seretram, a joint venture with Co-op de Pau for the production of GREEN GIANT canned corn in France.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, the net proceeds from our sale of securities offered by this prospectus will be added to our general funds and may be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, acquisitions and repayment of short-term borrowings or other indebtedness. In addition, in certain circumstances, we may use the net proceeds from our sale of securities offered by this prospectus to repurchase shares of our common stock from the selling stockholder. Pending any specific application, we initially may invest any proceeds in short-term marketable securities.

      We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder offered by this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preference stock dividends for each of the fiscal years ended May 1999 through 2003 and the 39-week periods ended February 23, 2003 and February 22, 2004 are as follows:

	Fiscal Years Ended										39-Week Periods Ended

	May 30,		May 28,		May 27,		May 26,		May 25,		February 23,		February 22,
	1999		2000		2001		2002		2003		2003		2004

Ratio of Earnings to Fixed Charges	6.67	x	6.25	x	5.29	x	2.50	x	3.24	x	3.24	x	3.75x
Ratio of Earnings to Fixed Charges and Preference Stock Dividends	6.67	x	6.25	x	5.29	x	2.50	x	3.24	x	3.24	x	3.75x

      For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from operations, plus pretax earnings or losses of joint ventures, plus fixed charges, less adjustment for capitalized interest. Fixed charges represent gross interest expense plus one-third (the proportion deemed representative of the interest factor) of rents of continuing operations. For purposes of calculating the ratios of earnings to fixed charges and preference stock dividends, fixed charges are combined with preference stock dividend requirements on outstanding preference stock. Because we currently have no preference stock outstanding, these two ratios are the same.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indentures. After a summary of the general provisions common to all series of debt securities that we may offer using this prospectus, including both senior debt securities and subordinated debt securities, we summarize those provisions that are specific to senior debt securities and to subordinated debt securities. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture, as may be supplemented, for a full understanding of all terms of any series of debt securities. These forms and the indentures have been or will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a “pricing supplement.” If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

      The amount of debt securities we may offer using this prospectus will be limited to the amount of securities described on the cover of this prospectus that we have not already issued or reserved for issuance. We may also issue debt securities pursuant to the related indentures in transactions that are exempt from the registration requirements of securities laws. We will not consider those debt securities in determining the aggregate amount of securities issued under this prospectus.

Terms Common to All Debt Securities

General

      We may issue both senior debt securities and subordinated debt securities using this prospectus. We may issue any of our debt securities either separately or together with, on conversion of or in exchange for other securities.

      None of the debt securities described in this prospectus will be secured by any of our property or assets. Accordingly, you will be one of our unsecured creditors.

      We may issue debt securities as original issue discount securities, which are debt securities that are offered and sold at a discount, which may be substantial, below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. We may also issue debt securities as indexed securities or securities denominated in foreign currencies or currency units, which will be described in more detail in the prospectus supplement relating to those debt securities.

What is an Indenture?

      As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by documents called “indentures.” An indenture is a contract between us and a trustee. The trustee has two main roles:

1.	The trustee can enforce your rights against us if we default. Defaults are described under “— Default and Related Matters — What Is an Event of Default?” There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Remedies if an Event of Default Occurs.”

2.	The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell them and sending you notices.

      The senior debt securities and the subordinated debt securities will be issued under a senior indenture and a subordinated indenture, respectively. The senior indenture is dated February 1, 1996. Before we issue any subordinated debt securities we will execute and deliver a subordinated indenture in substantially the form filed as an exhibit to the registration statement of which this prospectus is a part. Both indentures are between us and U.S. Bank National Association, as trustee.

      The senior and the subordinated indentures are substantially the same. The most significant differences are that the subordinated indenture contains provisions that relate to subordination, for which there are no counterparts in the senior indenture, and omits the restrictive covenants described under “— Certain Restrictive Covenants for Senior Debt Securities” below. We may issue as many distinct series of debt securities under either indenture as we wish. Neither indenture limits the principal amount of debt securities that we may issue under it. Both indentures are governed by New York law and will be qualified under the Trust Indenture Act.

Our Trustee

      U.S. Bank National Association, as trustee under both the senior indenture and the subordinated indenture, has been appointed by us as paying agent and registrar with regard to the senior debt securities and the subordinated debt securities. The trustee also is trustee under our July 1, 1982 debt indenture and acts as an agent for the issuance of our U.S. commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Specific Terms of Each Series of Debt Securities

      The prospectus supplement (including any separate pricing supplement) relating to any series of debt securities that we offer using this prospectus will describe the amount, price and other specific terms of the offered debt securities, including the following, if applicable:

•	their title;

•	whether they are senior or subordinated;

•	any limit on their aggregate principal amount;

•	their purchase price;

•	the date or dates on which the principal will be payable;

•	the rate or rates, which may be fixed or variable, at which they will bear interest, if any, and the date or dates from which that interest will accrue;

•	the dates on which interest, if any, on them will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for their redemption at our option;

•	the date, if any, after which and the price or prices at which they may be redeemed in accordance with any optional or mandatory redemption provisions and the other detailed terms and provisions of those optional or mandatory redemption provisions;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which they will be issuable;

•	if other than their principal amount, the portion of their principal amount that will be payable upon the declaration of acceleration of their maturity;

•	the currency of payment of principal, premium, if any, and interest on them;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on them;

•	whether the provisions described under “— Defeasance” apply;

•	whether and upon what terms that series of debt securities may be converted into or exchanged for other of our securities or securities of third parties, and the securities that the series may be converted into or exchanged for;

•	any covenants or events of default that are in addition to, modify or delete those described in this prospectus;

•	whether they will be issued only in the form of one or more global securities as described under “— Legal Ownership; Street Name and Indirect Holders; Global Securities” below, and, if so, the relevant depository or its nominee and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or the nominee; and

•	any other special features.

Legal Ownership; Street Name and Indirect Holders; Global Securities

      Who is the Legal Owner? Our obligations with respect to our debt securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the registered holders of those securities. We do not have direct obligations to investors who hold our debt securities indirectly, either because they choose to do so or because the relevant series of debt securities has been issued only in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as an indirect holder but fails to do so.

      What is “Street Name” Ownership? One common form of indirect ownership is known as holding in “street name.” This is the phrase used to describe investors who hold securities in accounts at banks or brokers. We generally will not recognize investors who hold debt securities in this manner as the legal holders of those securities. Instead, we will generally recognize as the legal holder only the bank or broker or the financial institution that the bank or broker uses to hold the debt securities. The intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so.

      If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how it would pursue rights under the debt securities if there were a default or other events triggering the need for direct holders to act to protect their interests; and

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below (if that option is available with respect to that debt security, which it may not be).

      What is a Global Security? If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below under “— Special Situations when a Global Security will be Terminated” occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person who wishes to own a debt security that is issued as a global security may only do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

      Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize the investor as a direct holder of debt securities and will instead deal only with the depositary that holds the global security. If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you ordinarily cannot get those debt securities registered in your own name;

•	you ordinarily cannot receive physical certificates for your interest in those debt securities;

•	you must look to your bank or broker for payments on and protection of your legal rights relating to those debt securities;

•	you may not be able to sell interests in those debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security;

•	neither we nor the trustee have any responsibility for any aspect of the depositary’s actions or for its records of ownership in the global security;

•	neither we nor the trustee supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

      Special Situations when a Global Security will be Terminated. In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name as the direct holder under these circumstances.

      The special situations for termination of a global security are:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

•	if we notify the trustee that we wish to terminate the global security, or

•	if an event of default on the debt securities has occurred and has not been cured (defaults are discussed below under “— Default and Related Matters”).

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, not General Mills or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders.

      In the remainder of this description and in the descriptions of the terms of the senior debt securities and the subordinated debt securities, “you” means direct holders and not street name or other indirect holders.

Form, Exchange and Transfers

      The debt securities will be issued only in fully registered form, without interest coupons, and unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiples of $1,000.

      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations as long as the total principal amount of the series is not changed. This is called an exchange.

      You may exchange or transfer debt securities at the office of the trustee. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the entity performing the role of maintaining the list of registered direct holders, which is called the “security registrar,” is satisfied with your proof of ownership.

      The security registrar also serves as the transfer agent to perform transfers. The trustee will act as the security registrar and transfer agent. We may change this appointment to another entity or perform it ourselves. If we have designated other or additional registrars or transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular registrar or transfer agent. We may also approve a change in the office through which any registrar or transfer agent acts.

      If the debt securities of any series are redeemable and we redeem less than all of them, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

      If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this section since the depositary will be the sole holder of the debt security. See “— Legal Ownership; Street Name and Indirect Holders; Global Securities” above.

Payment and Paying Agents

      Unless we say otherwise in the applicable prospectus supplement, we will pay interest to you if you are a registered holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day is called the regular record date and will be stated in the prospectus supplement.

      Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to apportion interest fairly between buyer and seller.

      We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee (which initially will also act as paying agent) in New York City. That office is currently located at 100 Wall Street, Suite 2000, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks directly to the registered holders at their address appearing in the security register.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also authorize paying agents other than the trustee to make payments on the notes on our behalf, including choosing to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount becomes due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent.

      If you are a street name or other indirect holder, you should consult your bank or broker for information on how you will receive payments.

Notices

      We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Mergers and Similar Events

      We are generally permitted under the indentures to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under U.S. federal law and it must expressly agree in a supplemental indenture to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not bring about a default on the debt securities (for purposes of this test, a default would include an event of default described below under “— Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

      You should know that there is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

      If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities.

      It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised the holders of our senior debt securities to limit these preferential rights, called “liens,” as discussed later under “— Certain Restrictive Covenants for Senior Debt Securities — Limitation on Liens on Major Property and U.S. Operating Subsidiaries,” or grant an equivalent lien to the holders of the senior debt securities.

Modification and Waiver

      There are three types of changes we can make to the indentures and the debt securities.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These include:

•	change of the stated due date for payment of principal or interest on a debt security;

•	reduction in the principal amount of, the rate of interest payable on, or any premium payable upon redemption of, a debt security;

•	reduction in the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change in the place or currency of payment on a debt security;

•	impairment of your right to sue for payment on a debt security on or after the due date for such payment;

•	reduction in the percentage of direct holders of debt securities whose consent is required to modify or amend the relevant indenture;

•	reduction in the percentage of holders of debt securities whose consent is required under the relevant indenture to waive compliance with provisions of, or to waive defaults under, that indenture; and

•	modification of any of the provisions described above or other provisions of the relevant indenture dealing with waiver of defaults or covenants under that indenture, except to increase the percentages required for such waivers or to provide that other provisions of that indenture cannot be changed without the consent of each direct holder affected by the change.

      Changes Not Requiring Approval. Second, a change may be made by us and the trustee without any vote by holders of debt securities. These include:

•	evidencing the assumption by a successor of our obligations under the indenture and the debt securities;

•	adding to our covenants for the benefit of the holders of debt securities, or surrendering any of our rights or powers under the indenture;

•	adding other events of default for the benefit of holders of debt securities;

•	making such changes as may be necessary to permit or facilitate the issuance of debt securities in bearer or uncertificated form;

•	establishing the forms or terms of debt securities of any series;

•	evidencing the acceptance of appointment by a successor trustee; and

•	curing any ambiguity, correcting any indenture provision that may be defective or inconsistent with other indenture provisions or making any other change that does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

      Changes Requiring a Majority Vote. Third, we need a vote by direct holders of debt securities owning at least a majority of the principal amount of each series affected by the change, to make any other change to the relevant indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the relevant indenture that cannot be changed without the consent of the direct holder.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the applicable prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent, as determined by our board of directors or as described in the applicable prospectus supplement.

      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Full Defeasance.”

      We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the relevant indenture. In some circumstances, generally related to a default by us on the debt securities, the trustee will be entitled to set a record date for action by holders.

      If you are a street name or other indirect holder, you should consult your bank or broker for information on how approval may be granted or denied if we wish to change the relevant indenture or series of debt securities or request a waiver.

Defeasance

      The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

      Full Defeasance. If there is a change in U.S. federal tax law as described below, we could legally release ourselves from any payment or other obligations on the debt securities of any or all series, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of those debt securities money or specified U.S. government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

•	there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities ourselves (under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust, in which case you could recognize gain or loss on those debt securities); and

•	we must deliver to the trustee a legal opinion confirming the U.S. tax law change described above.

      In addition, no default must have occurred and be continuing with respect to those debt securities at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding debt securities that may then be listed on a securities exchange to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and

•	result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act (unless we register the trust, or find an exemption from registration, under that Act).

      If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the debt securities of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

      Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from many of the covenants in any or all series of debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or U.S. government securities described above under “— Full Defeasance;”

•	deliver to the trustee a legal opinion confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

•	comply with the other condition precedents described above under “— Full Defeasance.”

      If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described below under “— Default and Related Matters — What Is an Event of Default?;” and

•	any promises regarding conduct of our business, such as those described under “— Certain Restrictive Covenants for Senior Debt Securities” below and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall.

Redemption

      We May Choose to Redeem Your Securities. We may be able to pay off your debt securities before their normal maturity. If we have this right with respect to your specific debt securities, the right will be described in the applicable prospectus supplement, which will also specify when we can exercise this right and how much we will have to pay in order to redeem your debt securities.

      If we choose to redeem your debt securities, we will mail written notice to you not less than 30 days prior to redemption and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your debt securities when they are subject to redemption, as described above under “— Form, Exchange and Transfer.”

Default and Related Matters

      You will have special rights if an event of default occurs and is not cured.

      What is an Event of Default? For each series of debt securities the term “event of default” means any of the following:

•	we do not pay interest on a debt security of that series within 30 days of its due date;

•	we do not pay the principal or any premium on a debt security of that series on its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;

•	we remain in breach of any restrictive covenant with respect to that series or any other term of the relevant indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series);

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

      Remedies if an Event of Default Occurs. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

      A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series if any other defaults on those debt securities have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the debt securities of that series:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under either indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the relevant indenture.

      Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt securities of any series, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the debt securities of that series has occurred and remains uncured;

•	the direct holders of at least 25% in principal amount of all outstanding debt securities of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

      Every year we will certify in a written statement to the trustee that we are in compliance with each indenture and each series of debt securities, or else specify any default that we know about.

      If you are a street name or other indirect holder, you should consult your bank or broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

Conversion or Exchange Rights

      Debt securities may be convertible into or exercisable or exchangeable for shares of our common stock, shares of our preference stock or depositary shares that we are registering under this registration statement, or into or for other of our securities or securities of third parties. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion, exercise or exchange price;

•	the conversion, exercise or exchange period;

•	other provisions regarding the convertibility, exercisability or exchangeability of the debt securities, including whether the conversion, exercise or exchange is at our option or at the option of the holder;

•	events requiring adjustment to the conversion, exercise or exchange price; and

•	provisions affecting conversion, exercise or exchange in the event of our redemption of the debt securities.

Ranking of Senior Debt Securities

      The senior debt securities are not subordinated to any of our other unsecured debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness.

Certain Restrictive Covenants for Senior Debt Securities

      The senior indenture contains restrictive covenants that will apply to all senior securities issued under it unless we say otherwise in the applicable prospectus supplement, the most significant of which are described below.

      Limitation on Liens on Major Property and U.S. Operating Subsidiaries. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the senior debt securities, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” In the senior indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•	any flour mill, manufacturing or packaging plant or research laboratory located in North America and owned by us or one of our current or future U.S. or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future U.S. or Canadian operating subsidiaries unless we also secure all the senior debt securities that are still outstanding under the senior indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any U.S. or Canadian operating subsidiary.

      These requirements do not apply to liens:

•	existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our U.S. or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•	existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a U.S. or Canadian operating subsidiary at the time it became our U.S. or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

      We may also avoid securing the senior debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

      If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the senior debt securities.

      Limitation on Sale and Leaseback Transactions. In the senior indenture, we also promise that we and our U.S. and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in North America (referred to in the senior indenture as “principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

      We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described above under “— Limitations on Liens on Major Property and U.S. Operating Subsidiaries”; or

•	within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any senior debt securities delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than senior debt securities, voluntarily retired by us within 120 days after the property sale; or

•	the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitations on Liens on Major Property and U.S. Operating Subsidiaries” above, would have required us to secure the senior debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

      We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

1. sale price of the leased property	×	remaining portion of the base term of the lease the base term of the lease

2.	the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of senior debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

Subordination Provisions Applicable to Subordinated Debt Securities

      The subordinated debt securities will be subordinate and subject in right of payment to the prior payment in full of all senior debt (as defined below) in the manner and to the extent specified in the subordinated indenture. The subordinated indenture provides that, if we make a distribution to our creditors as a result of:

•	our liquidation, dissolution or winding up, whether voluntary or involuntary, except in connection with a merger, consolidation or conveyance to which the covenant described under “Mergers and Similar Events” applies;

•	a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our properties; or

•	an assignment for the benefit of creditors or any other marshalling of our assets and liabilities;

then all obligations due on or to become due on or in respect of all senior debt must be paid in full before any payment or distribution of any kind is made on account of any payment or other obligations in respect of any securities of any series issued under the subordinated indenture, whether in cash, property or securities, by set off or otherwise, or on account of any purchase, redemption, retirement or other acquisition of any of those securities by us, any of our subsidiaries, the trustee or any paying agent, each a “securities payment.” A securities payment will not include:

•	a payment or distribution of our stock or securities or of stock or securities of any other corporation provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a statutory reorganization proceeding if the stock or securities are subordinated in right of payment to all then-outstanding senior debt to the same extent as, or to a greater extent than, the subordinated debt securities; or

•	payments of assets from any defeasance trust created as described above for any series of subordinated debt securities, which assets have been on deposit for 90 consecutive days without the occurrence of blockage of payment on that series.

      Until the senior debt is paid in full, any securities payment to which the holders of subordinated debt securities would otherwise be entitled will be paid or delivered by us or any other person making the payment or distribution directly to the holders of senior debt or their representative or representatives or the trustee or trustees under any applicable indenture.

      We may not make any securities payments if there has occurred and is continuing a default in the payment of the principal of or premium, if any, or interest on any senior debt when due.

      If the trustee receives any securities payment prohibited by the subordination provisions of the subordinated indenture, the trustee will hold the payment in trust for the benefit of, and will immediately pay it over upon written request to, the holders of senior debt or their representative or representatives or the trustee or trustees under any applicable indenture for application to the payment of the senior debt. The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

      As a result of these subordination provisions:

•	in the event of our insolvency, holders of senior debt may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors; and

•	the scheduled interest and principal payments on the subordinated debt securities may be interrupted as a result of events of default on senior debt.

      As used in the subordination provisions of the subordinated indenture, “senior debt” means all our indebtedness, except

•	indebtedness under the subordinated debt securities; and

•	indebtedness (including, without limitation, any junior subordinated debt (as defined below)) created or evidenced by an instrument that expressly provides that the indebtedness is subordinated in right of payment to any other of our indebtedness.

However, senior debt does not include:

•	any of our indebtedness to any of our subsidiaries or affiliates; and

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business.

      “Junior subordinated debt” means any of our indebtedness created or evidenced by an instrument that expressly provides that the indebtedness is subordinated in right of payment to the subordinated debt securities.

      The subordinated debt securities and the related indenture do not limit our ability to incur additional senior debt. The specific terms of subordination applicable to any series of subordinated debt securities will be described in the prospectus supplement applicable to that series.

DESCRIPTION OF COMMON STOCK

Common Stock

      The following description of our common stock, our Series B Participating Cumulative Preference Stock and our series B preference share purchase rights does not purport to be complete and is qualified by reference to our certificate of incorporation. Our certificate of incorporation has been incorporated by reference as an exhibit in the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      Our certificate of incorporation currently authorizes the issuance of one billion shares of our common stock, par value $0.10 per share, and five million shares of cumulative preference stock, without par value, issuable in series. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control. See “Description of Preference Stock.”

      No shares of preference stock are currently outstanding, but we have reserved for issuance two million shares of our Series B Participating Cumulative Preference Stock issuable upon exercise of the preference share purchase rights described below. The preference share purchase rights are attached to and trade with our common stock. A summary of the preference share purchase rights is set forth under “— Series B Preference Share Purchase Rights.”

      The holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends on common stock or other distributions (including purchases of common stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference stock.

      The holders of common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

      The holders of common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preference stock then outstanding.

      All outstanding shares of our common stock are fully paid and nonassessable.

      The transfer agent for our common stock is Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 64854, St. Paul, Minnesota 55164. Our stockholders may contact Wells Fargo by telephone toll-free at (800) 870-4763 or through e-mail at stocktransfer@WellsFargo.com.

Series B Preference Share Purchase Rights

      On December 11, 1995, our board of directors declared a dividend of one preference share purchase right for each outstanding share of our common stock. The dividend was paid on February 1, 1996 to stockholders of record on January 10, 1996. The following description of the rights, issued pursuant to the Rights Agreement dated as of December 11, 1995 between us and Wells Fargo Bank Minnesota, N.A., gives effect to the two-for-one common stock split paid on November 8, 1999 and separately describes Amendment No. 1 to the Rights Agreement, which was entered into as of July 16, 2000 between us and the rights agent in connection with the acquisition of Pillsbury.

Rights Agreement

      Each right entitles the registered holder to purchase from us one two-hundredth of a Series B Participating Cumulative Preference Stock at a price of $120 per one two-hundredth of a Series B Participating Cumulative Preference Stock, subject to adjustment.

      Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock, or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of our common stock (the earlier of which dates is the “distribution date”), the rights will be evidenced, with respect to any of the common share certificates outstanding as of the record date, by that common share certificate with a copy of a summary of rights attached.

      The rights agreement provides that, until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the shares of our common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common share certificates issued after the record date upon transfer or new issuance of shares of our common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of our common stock outstanding as of the record date, even without the notation or a copy of the summary of rights attached, will also constitute the transfer of the rights associated with the shares of our common stock represented by the certificate.

      As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of our common stock as of the close of business on the distribution date and these separate right certificates alone will evidence the rights.

      The rights are not exercisable until the distribution date. The rights will expire on February 1, 2006, unless that expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as described below.

      The purchase price payable, and the number of Series B Participating Cumulative Preference Stock or other securities or property issuable, on exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Participating Cumulative Preference Stock;

•	on the grant to holders of the Series B Participating Cumulative Preference Stock of certain rights or warrants to subscribe for or purchase Series B Participating Cumulative Preference Stock at a price, or securities convertible into Series B Participating Cumulative Preference Stock with a conversion price, less than the then-current market price of the Series B Participating Cumulative Preference Stock; or

•	upon the distribution to holders of the Series B Participating Cumulative Preference Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series B Participating Cumulative Preference Stock) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding rights and the number of one two-hundredths of a Series B Participating Cumulative Preference Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of common stock or a stock dividend on the shares of common stock payable in shares of common stock or subdivisions, consolidations or combinations of the shares of common stock occurring, in each case, prior to the distribution date.

      Series B Participating Cumulative Preference Stock purchasable on exercise of the rights will not be redeemable. Each Series B Participating Cumulative Preference Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 200 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Participating Cumulative Preference Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 200 times the payment made per common share. Each Series B Participating Cumulative Preference Stock will have 200 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series B Participating Cumulative Preference Stock will be entitled to receive 200 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the Series B Participating Cumulative Preference Stocks’ dividend, liquidation and voting rights, the value of the one two-hundredth interest in a Series B Participating Cumulative Preference Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

      In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, on the exercise of the right at its then current exercise price, that number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value at the time of such occurrence of two times the exercise price of the right.

      At any time after any person or group of affiliated or associated persons becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, our board of directors may exchange the rights (other than rights owned by that person or group, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one two-hundredth of a series B preference share, per right (subject to adjustment).

      With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. We will not issue fractional Series B Participating Cumulative Preference Stock (other than fractions that are integral multiples of one two-hundredth of a Series B Participating Cumulative Preference Stock, which may, at our election, be evidenced by depositary receipts). We will instead make an adjustment in cash based on the market price of the Series B Participating Cumulative Preference Stock on the last trading day prior to the date of exercise.

      At any time prior to the time any person or group of affiliated or associated persons becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.005 per right. Our board of directors in its sole discretion may establish the time, basis and conditions on which redemption of the rights may be made effective. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after any time at which any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

      Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder of shares of our capital stock, including, for example, the right to vote or to receive dividends.

First Amendment to Rights Agreement

      We amended the rights agreement in connection with the merger agreement with regards to the Pillsbury acquisition, to provide, among other things, that neither Diageo nor any members of the Diageo stockholder group would become an acquiring person as a result of our acquisition of Pillsbury or the related transactions.

DESCRIPTION OF PREFERENCE STOCK

      This section summarizes the general terms and provisions of the preference stock that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at our certificate of incorporation and the relevant certificate of designation for a full understanding of all the rights and preferences of any series of preference stock. Our certificate of incorporation and the certificates of designation have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of any particular series of preference stock, including any of the terms in this section that will not apply to that series of preference stock and any special considerations, including tax considerations, applicable to that series of preference stock. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

General

      As discussed above under “Description of Common Stock,” our certificate of incorporation currently authorizes the issuance of one billion shares of our common stock, par value $0.10 per share, and five million shares of our preference stock, no par value. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and, subject to the provisions of our certificate of incorporation, to fix the number of shares and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series of preference stock. No shares of preference stock are currently outstanding, but we have reserved for issuance two million shares of our Series B Participating Cumulative Preference Stock.

      Any shares of preference stock will, when issued, be fully paid and nonassessable. They will not provide the holders with preemptive rights to subscribe for any additional securities we may issue. The transfer agent and registrar for any series of preference stock will be specified in the applicable prospectus supplement.

      The prospectus supplement relating to any particular series of preference stock that we offer using this prospectus will describe the following terms of that series, if applicable:

•	the number of shares, their stated value and their designation or title;

•	the initial public offering price of the series;

•	that series’ rights as to dividends;

•	the rights of holders of shares of that series upon the dissolution or distribution of our assets;

•	whether and upon what terms the shares of that series will be redeemable;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares of that series;

•	whether and upon what terms the shares of that series may be converted and the securities that series of preference stock may be converted into;

•	the voting rights, if any, that will apply to that series; and

•	any additional rights and preferences of the series.

      We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of preference stock issued and deposited with a depositary. See “Description of Depositary Shares.”

Dividends

      Subject to the preferential rights as to dividends of holders of other series of our capital stock ranking prior to any series of preference stock, the holders of each series of preference stock will be entitled to receive cash dividends, when and as declared by our board of directors out of funds that we legally may use for that purpose, at the rate (which may be fixed or variable or both) set for that series. If variable, the prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. Dividends will be cumulative from the date fixed in the resolutions adopted by our board of directors providing for the issuance of that series of preference stock. We will pay dividends quarterly to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

      Our board of directors may not declare or pay a dividend on any of our stock ranking, as to dividends, junior to any series of preference stock (other than dividends payable in shares of any class of our stock ranking junior to the preference stock) unless full dividends on all series of preference stock have been declared and paid (or declared and sufficient money has been set aside for payment). Our board of directors also may not declare or pay (or set aside for payment) dividends in full on the preference stock of any one series for any dividend period unless dividends in full have been declared or paid (or set aside for payment) on the preference stock of all series for all dividend periods terminating on the same or any earlier date. When the dividends are not paid in full on all series of the preference stock, all series of the preference stock will share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on those series of preference stock if all dividends were declared and paid in full.

      We will not pay any interest on any accrual of dividends.

Redemption and Repurchase

      A series of preference stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the applicable prospectus supplement. If a series of preference stock is subject to mandatory redemption, the applicable prospectus supplement will specify the terms of redemption, the procedure used for redemption and the number of shares that we will redeem each year and the redemption price. The applicable prospectus supplement will also specify whether the redemption price will be payable in cash or other property. If we do not have sufficient assets to redeem all of the preference stock that we have an obligation to redeem, the number of shares of each series of preference stock redeemed will be in proportion to the respective amounts that would be payable if all amounts payable to redeem all relevant series were discharged in full.

Conversion or Exchange

      If any series of preference stock may be converted into or exercised or exchanged for shares of our common stock, another series of our preference stock or our debt securities, or other of our securities or securities of third parties, the applicable prospectus supplement will state the terms on which shares of that series may be converted, exercised or exchanged.

Rights Upon Liquidation

      If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of shares of each series of preference stock will be entitled to receive payment of:

•	the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends to the date of final distribution,

before any payment or distribution is made to holders of any class of stock ranking junior to the preference stock. After we pay this amount in full, the holders of preference stock will not be entitled to any further payment.

      If on any voluntary or involuntary liquidation, dissolution or winding up our assets that are available for distribution are insufficient to pay in full all amounts due to the holders of our preference stock, then we will distribute our assets ratably among the holders of preference stock in accordance with the amounts that would be payable if all amounts due were paid in full. The sale, exchange or transfer of all or substantially all of our assets or our merger or consolidation with any other corporation will not be deemed to be a dissolution, liquidation or winding up for these purposes.

      Our certificate of incorporation as currently in effect provides that the aggregate involuntary liquidation value of all shares of preference stock outstanding at any time may never exceed $300 million.

Voting Rights

      The voting rights of a series of preference stock will be determined by our board of directors. The applicable prospectus supplement relating to any series of preference stock will describe the voting rights of that series.

Negative Covenants

      Our certificate of incorporation as currently in effect provides that, so long as any preference stock is outstanding, we may not:

•	declare or pay (or set apart for payment) any dividends (other than dividends payable in shares of any class of stock ranking junior to the preference stock), or make any distribution, on any class of stock ranking junior to the preference stock, or redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund or otherwise, any shares of any class of stock ranking junior to the preference stock, if at the time of making that declaration, payment, setting apart, distribution, redemption, purchase or acquisition, we are in default with respect to any dividend payable on or any obligation to retire shares of preference stock, provided that we may at any time redeem, purchase or otherwise acquire shares of junior stock in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;

•	amend, alter or repeal (by any means, including merger or consolidation) any of the provisions of the section of our certificate of incorporation that relates to our preference stock so as to adversely affect the preferences, rights or powers of the preference stock without the affirmative vote or consent of the holders of at least 66 2/3% of all the shares of preference stock at the time outstanding, regardless of series, voting separately as a class; or

•	amend, alter or repeal (by any means, including merger or consolidation) any of the provisions of our certificate of incorporation or the resolutions adopted by our board of directors providing for the issue of any series of preference stock so as to adversely affect the preferences, rights or powers of the preference stock of that series without the affirmative vote or consent of the holders of at least 66 2/3% of that series of preference stock at the time outstanding, voting separately as a class.

      The applicable prospectus supplement relating to any series of preference stock will describe additional negative covenants, if any.

DESCRIPTION OF DEPOSITARY SHARES

      This section summarizes the general terms and provisions of the depositary shares represented by depositary receipts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of depositary receipt and deposit agreement for a full understanding of the specific terms of any depositary shares and depositary receipts. The forms of the depositary receipts and the deposit agreement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of the depositary shares and the depositary receipts offered under that prospectus supplement, including any of the terms in this section that will not apply to those depositary shares and depositary receipts, and any special considerations, including tax considerations, applicable to investing in those depositary shares. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

General

      We may offer fractional interests in preference stock, rather than full shares of preference stock. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of preference stock.

      The shares of any series of preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will state the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preference stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.

Withdrawal of Preference Stock

      If you surrender depositary receipts at the principal office of the depositary, you will be entitled to receive at that office the number of shares of preference stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preference stock. Accordingly, if you deliver depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preference stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your share of preference stock. You will no longer be entitled to deposit the shares of preference stock you have withdrawn under the deposit agreement or to receive depositary shares in exchange for those shares of preference stock. There may be no market for any withdrawn shares of preference stock.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the deposited preference stock, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each record holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

      The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the preference stock will be made available to the holders of depositary receipts.

Redemption and Repurchase of Deposited Preference Stock

      If any series of preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of preference stock held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preference stock that the depositary share bears to the underlying preference stock. Whenever we redeem preference stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preference stock redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or other equitable method, as we determine.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. If depositary shares are no longer outstanding, the holders will have no rights with regard to those depositary shares other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when the holder surrenders its depositary receipts to the depositary.

      Depositary shares are not subject to repurchase at the option of the holders. However, if shares of preference stock underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited preference stock at the price specified in the applicable prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of preference stock from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying preference stock. The repurchase price per depositary share will equal the repurchase price per share of the underlying preference stock multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.

Voting of Deposited Preference Stock

      Upon receipt of notice of any meeting at which the holders of the series of preference stock underlying the depositary shares are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the holders of the related preference stock) will be entitled to instruct the depositary as to how to vote the preference stock underlying the holder’s depositary shares. The depositary will try, if practicable, to vote the number of shares of preference stock underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the preference stock in that manner. The depositary will not vote any shares of preference stock for which it does not receive specific instructions from the holders of the depositary receipts.

Conversion and Exchange of Deposited Preference Stock

      If we provide for the exchange of the preference stock underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the preference stock to be exchanged, so long as we have issued and deposited with the depositary the securities for which the preference stock is to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying preference stock multiplied by the fraction of that share represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.

      Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares of preference stock underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited preference stock into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of our securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying preference stock multiplied by the fraction of that preference stock represented by one depositary share. If the depositary shares evidenced by a depositary receipt are converted or exchanged in part only, the depositary will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary receipts. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying preference stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary receipts.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preference stock and any redemption of the preference stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.

Miscellaneous

      The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying preference stock.

      Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preference stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting preference stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF SECURITIES WARRANTS

      This section summarizes the general terms and provisions of the securities warrants represented by warrant agreements and warrant certificates that we may offer using this prospectus. The securities warrants may be issued for the purchase of our debt securities or shares of our preference stock or common stock, or securities of third parties. This section is only a summary and does not purport to be complete. You must look at the applicable forms of warrant agreement and warrant certificate for a full understanding of the specific terms of any securities warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of the securities warrants offered under that prospectus supplement, including any of the terms in this section that will not apply to those securities warrants, and any special considerations, including tax considerations, applicable to investing in those securities warrants. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

General

      We may issue securities warrants alone or together with other securities offered by the applicable prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.

      The prospectus supplement relating to any securities warrants that we offer using this prospectus will describe the following terms of those securities warrants, if applicable:

•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for the purchase of preference stock, the designation, total number and terms of the series of preference stock that can be purchased upon exercise of the securities warrants;

•	the number of shares of preference stock or common stock that may be purchased if a holder exercises any one securities warrant and the price at which and currencies in which the preference stock or common stock may be purchased upon exercise;

•	the designation and terms of any series of securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the dates on which the right to exercise the securities warrants begins and expires;

•	the triggering event and the terms upon which the exercise price and the number of underlying securities that the securities warrants are exercisable into may be adjusted;

•	whether the securities warrants will be issued in registered or bearer form;

•	the identity of any warrant agent with respect to the securities warrants and the terms of the warrant agency agreement with that warrant agent;

•	a discussion of material U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

      A holder of securities warrants may:

•	exchange them for new securities warrants of different denominations;

•	present them for registration of transfer if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

      Until the securities warrants are exercised, holders of the securities warrants will not have any of the rights of holders of the underlying securities.

Rights of Warrant Holders

      Except to the extent the consent of holders of securities warrants relating to debt securities may be required for amendments to the terms of the indenture under which any debt securities issuable upon exercise of those warrants are to be issued, holders of those warrants do not have any of the rights of holders of debt securities and are not entitled to payment of principal of, or any premium or interest on, the debt securities. In addition, holders of securities warrants relating to any preference stock or common stock do not have any of the rights of holders of such stock and are not entitled to payment of dividends or other distributions made on any preference stock or common stock.

Exercise of Securities Warrants

      Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preference stock or common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

      Holders of securities warrants may exercise them by:

•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s), if any, or other exercise documentation; and

•	delivering their warrant certificate(s), if any, or other exercise documentation to the warrant agent within the time specified by the applicable prospectus supplement.

      If you comply with the procedures described above, your securities warrants will be considered to have been exercised when warrant agent receives payment of the exercise price. As soon as practicable after you have completed these procedures, the warrant agent will deliver to you the debt securities, preference stock or common stock, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised amount of securities warrants.

Amendments and Supplements to Warrant Agreements

      We may amend or supplement a warrant agreement or warrant certificates without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

      This section summarizes the general terms and provisions of the purchase contracts and purchase units represented by purchase contracts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of purchase contract for a full understanding of the specific terms of any purchase contracts or purchase units. The forms of the purchase contract will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of the purchase contract or purchase unit offered under that prospectus supplement, including any of the terms in this section that will not apply to those purchase contracts or purchase units, and any special considerations, including tax considerations, applicable to investing in those purchase contracts or purchase units. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

      We may issue purchase contracts for the purchase or sale of, or whose cash value is determined by reference or linked to the performance, level or value of, securities of one or more issuers, including our common or preference stock or other debt or equity securities described in this prospectus or debt or equity securities of third parties.

      We refer to each item subject to purchase as described above as a “purchase contract property.” Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices or on the occurrence of specified events; or

•	the holder or us to settle in cash the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices or on the occurrence of specified events.

      Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have the rights of a holder of the underlying property under the contract, including any right to receive payments on that property, until the purchase contract is exercised.

      The prospectus supplement will contain, where applicable, the following information about the purchase contract:

•	whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties;

•	the nature and amount of each of the purchase contract properties, or the method of determining those amounts;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit; and

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

      The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities, preferred stock and/or common stock of us or third parties, including U.S. treasury securities, securing the obligations to purchase the purchase contract property. These units are called “purchase units.” If we issue a purchase contract as part of a purchase unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured and may be pre-funded on some basis at the time the contract is issued. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

DESCRIPTION OF UNITS

      We may, from time to time, issue units comprised of two or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations, including tax considerations, applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. The form of unit agreement will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

SELLING STOCKHOLDER

      Under this prospectus and any applicable supplements, Diageo or an affiliate (the “selling stockholder”) may sell up to an aggregate of 49,907,680 shares of our common stock. These are shares Diageo acquired from us as partial consideration for our acquisition of Pillsbury in October 2001. Diageo’s right to use this registration statement to sell shares is subject to the terms of a Supplemental Marketing Agreement and Waiver that is described below. Any other use of this registration statement requires our consent. However, Diageo retains all of its demand registration and other resale rights under the Stockholders Agreement we entered into in October 2001, also described below.

      The following presents information with respect to the beneficial ownership of our common stock by the selling stockholder and the number of shares of our common stock that may be offered by the selling stockholder under this prospectus. The actual amount, if any, of shares of our common stock to be sold by the selling stockholder under this prospectus, as well as the beneficial ownership of our common stock by the selling stockholder following such offering, will be disclosed in a prospectus supplement.

      The amounts and percentages of shares of our common stock set forth below are based on the rules of the SEC relating to the determination of beneficial ownership of securities. Under these rules, a person is deemed to be the beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose or to direct the disposition of that security. A person is also deemed to be the beneficial owner of securities of which such person has the right to acquire beneficial ownership within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities of which that person has the right to acquire beneficial ownership within 60 days are deemed issued and outstanding. The percentage ownership set forth below is based on 379,543,998 shares of our common stock outstanding as of May 30, 2004.

Shares Beneficially
Owned After Sale of the
			Maximum	Maximum Number of
	Shares Beneficially		Number of	Shares to be Sold Under
	Owned		Shares to be	this Prospectus
Sold Under this
Name and Address of Beneficial Owner	Number	%	Prospectus	Number	%

Diageo US Limited	79,000,000	20.8%	49,907,680	29,092,320*	7.7%
c/o Diageo plc
9 Henrietta Place
London England W1M9AG

*	Pursuant to call option agreements entered into on October 23, 2002 and October 28, 2002, we have the option to purchase an aggregate of 29,092,320 of the shares of our common stock owned by the selling stockholder for the price of $51.56 per share. These call options expire on October 28, 2005.

Material Relationships with Selling Stockholder

      In connection with our acquisition of Pillsbury from Diageo, we entered into a Stockholders Agreement as of October 31, 2001, with Gramet Holdings Corp. and Diageo. In that agreement, Diageo was granted limited governance rights, as well as certain registration rights covering the shares of General Mills common stock that Diageo received as partial consideration for Pillsbury.

      On June 23, 2004, we entered into a Supplemental Marketing Agreement and Waiver with Diageo. The description of the Supplemental Marketing Agreement and Waiver that follows is qualified in its entirety by reference to that agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Under its terms, we and Diageo have agreed, until the first anniversary of the effective date of the registration statement of which this prospectus forms a part, to work in good faith toward the implementation of a transaction to sell 49,907,680 shares of the General Mills common stock, or any smaller number agreed to by us and Diageo, currently owned by Diageo. The agreement further contemplates that:

•	a portion of the shares, which portion will be 49,907,680 less the number of shares sold to General Mills as described in the next bullet, will be sold directly by Diageo, and

•	at the same time, General Mills will repurchase from Diageo a number of shares determined by Diageo having an aggregate value of between $500 million and $750 million, and we or a third party will sell equity-linked securities related to those shares.

However, Diageo has the right to sell all 49,907,680 shares, or any smaller number agreed to by us and Diageo, directly through a block trade to an underwriter or syndicate of underwriters for resale to the public, subject to our right to match the price offered by that underwriter and purchase those shares ourselves. The agreement provides that Diageo will not sell shares under the registration statement of which this prospectus forms a part except in the transactions outlined above. Any other transaction under the registration statement would require our consent.

      We agreed to file the registration statement of which this prospectus is a part, and to include in the registration statement 49,907,680 General Mills common shares held by Diageo. The inclusion of these shares is in lieu of any “piggyback” registration rights that Diageo might otherwise have with respect to this registration statement. The agreement does not affect any of Diageo’s other registration rights under the Stockholders Agreement or otherwise affect its ability to sell its shares of common stock in accordance with that agreement. Until the transaction described above is completed, or until Diageo otherwise sells the identified 49,907,680 shares, we have agreed not to sell any equity securities under this registration statement without Diageo’s consent.

      Following the first anniversary of the effective date of the registration statement of which this prospectus forms a part, we have the right to deregister the offering of shares by Diageo. This right is subject to our agreement not to offer or sell any shares of common stock under the registration statement until Diageo has otherwise disposed of at least 49,907,680 General Mills common shares. We will also deregister these shares at Diageo’s request.

PLAN OF DISTRIBUTION

      We and, subject to the restrictions described under “Selling Stockholder,” the selling stockholder may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers;

•	directly to investors, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus. The selling stockholder will pay all brokerage commissions, underwriting discounts and concessions, attributable to its sale of shares of our common stock under this prospectus.

      We may also exchange securities for indebtedness or other securities that we may have outstanding. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, dealers acting on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. We or, subject to the restrictions described above, the selling stockholder may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling stockholder or borrowed from us or the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, such third parties or their affiliates may issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock. If the applicable prospectus supplement indicates, this prospectus may be used in connection with the offering of such securities.

      The securities may be distributed from time to time in one or more transactions:

•	at negotiated prices,

•	at a fixed price or prices (that may be subject to change),

•	at market prices prevailing at the time of sale,

•	at various prices determined at the time of sale or at prices related to the prevailing market prices.

      The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

      We or the selling stockholder may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase the securities from us or the selling stockholder at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions listed in the applicable prospectus supplement. The applicable prospectus supplement also will name, and state the commission to be paid to, underwriters, dealers and agents who solicit these contracts.

      Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an “underwriter” under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We or the selling stockholder may agree to indemnify any underwriters, dealers and agents against or contribute to any payments the underwriters, dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholder or its affiliates in the ordinary course of business.

      We have agreed to indemnify and hold harmless the selling stockholder, Diageo plc and their respective directors, officers, employees and controlling persons, as well as each underwriter and its partners, directors, officers, employees and controlling persons, if any, in connection with any offering or sale of our common stock by the selling stockholder under this prospectus against certain losses and expenses, including liabilities under the Securities Act.

      Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

      Subject to the restrictions in the Stockholders Agreement, the selling stockholder may also sell our common stock in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part. The selling stockholder also retains all of its demand registration and other resale rights under the Stockholders Agreement. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

      If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, a dealer-manager may be retained to manage the subscription rights offering.

      If securities are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, the identity of, and the terms of sale of the securities by, the selling security holders.

      Unless otherwise indicated in the applicable prospectus supplement and other than our common stock, all securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.

      In connection with an offering of securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

      Because the selling stockholder may be deemed to be an “underwriter” under the Securities Act, the selling stockholder must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

VALIDITY OF SECURITIES

      Siri S. Marshall, our General Counsel, will pass on the validity of the securities offered in this prospectus for us. As of June 17, 2004, Ms. Marshall owned, directly or indirectly, 75,347 shares of our common stock and has exercisable options to purchase additional shares of our common stock.

EXPERTS

      The consolidated financial statements and schedule of General Mills, Inc. and its subsidiaries as of May 25, 2003 and May 26, 2002 and for each of the fiscal years in the three-year period ended May 25, 2003 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, which reports are also incorporated by reference herein and upon the authority of KPMG LLP as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions in which it is lawful to do so. The information in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth expenses payable by General Mills in connection with the offering described in this registration statement (other than any underwriting discounts and commissions). All of such expenses, except for the SEC registration fee, are estimates.

SEC registration fee		$606,199
Legal fees and expenses		*
Printing		*
Accountants’ fees and expenses		*
Blue Sky and NASD fees and expenses		*
Fees and expenses of Trustee and various Agents		*
Rating Agency fees		*

Miscellaneous expenses		*

Total	$	*

* To be filed by amendment.

Item 15.	Indemnification of Directors and Officers

      Under provisions of the By-laws of General Mills, each person who is or was a director or officer of General Mills shall be indemnified by General Mills as of right to the full extent permitted or authorized by Section 145 of the Delaware General Corporation Law.

      Under Section 145 of the Delaware General Corporation Law, the directors or officers of General Mills are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of General Mills, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to General Mills, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by General Mills only as authorized in each specific case upon a determination by the stockholders, independent legal counsel, a majority of the disinterested directors or a committee of disinterested directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct.

      General Mills maintains standard policies of directors’ and officers’ liability insurance.

Item 16.	List of Exhibits

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3.1		Restated Certificate of Incorporation of General Mills, Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K (File No. 001-01185) for the fiscal year ended May 26, 2002).
3.2		Restated By laws of General Mills, Inc. (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K (File No. 001-01185) for the fiscal year ended May 30, 1999).
4.1		Indenture between Registrant and U.S. Bank National Association (f.k.a. U.S. Bank Trust National Association, which is f.k.a. First Trust of Illinois, National Association) dated February 1, 1996 (incorporated herein by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-3 (File No. 333-00745) effective February 23, 1996) relating to Senior Debt Securities.
4.2		Form of Senior Debt Securities (included as part of Exhibit 4.1).
4	.3*	Form of Indenture between Registrant and U.S. Bank National Association relating to Subordinated Debt Securities.
4.4		Form of Subordinated Debt Securities (included as part of Exhibit 4.3).
4.5		Rights Agreement, dated as of December 11, 1995, between General Mills, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), as Rights Agent (incorporated by reference to Exhibit 1 to our Form 8-A Registration Statement (File No. 001-01185) filed January 2, 1996).
4.6		Amendment No. 1, dated as of July 16, 2000, to the Rights Agreement, dated as of December 11, 1995, between General Mills, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), as Rights Agent (incorporated by reference to Exhibit 3 to our Form 8A/ A Registration Statement (File No. 001-01185) filed July 25, 2000).
4.7		Stockholders Agreement, dated as of October 31, 2001, by and among General Mills, Inc., Gramet Holdings Corp. and Diageo plc (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-01185) filed November 2, 2001).
4	.8**	Supplemental Marketing Agreement and Waiver, dated as of June 23, 2004, by and among General Mills, Inc., Diageo Atlantic Holding B.V. and Diageo plc.
4	.9*	Certificate of Designation of Preference Stock.
4	.10*	Form of Deposit Agreement.
4	.11*	Form of Common Stock Warrant Agreement.
4	.12*	Form of Preference Stock Warrant Agreement.
4	.13*	Form of Debt Securities Warrant Agreement.
4	.14*	Form of Purchase Contract.
4	.15*	Form of Unit Agreement.
5	.1**	Opinion and consent of Siri S. Marshall, General Counsel of General Mills, Inc. regarding the legality of the securities registered.
12	.1**	Statement regarding computation of ratios.
23	.1**	Consent of Siri S. Marshall (included in Exhibit 5.1).
23	.2**	Consent of KPMG LLP.
24	.1**	Powers of Attorney.
25	.1**	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as Trustee under the Senior Indenture.
25	.2*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as Trustee under the Subordinated Indenture.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

**	Filed herewith.

Item 17.	Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its articles, bylaws or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, General Mills certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Golden Valley, State of Minnesota, on the 23rd day of June, 2004.

GENERAL MILLS, INC.

By	/s/ STEPHEN W. SANGER

Stephen W. Sanger
Chairman of the Board and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title

Stephen W. Sanger	/s/ STEPHEN W. SANGER Chairman of the Board and Chief Executive Officer	June 23, 2004

Stephen R. Demeritt	Director, Vice Chairman

Livio D. DeSimone	Director

William T. Esrey	Director

Raymond V. Gilmartin	Director	By /s/ SIRI S. MARSHALL
Judith Richards Hope	Director
Robert L. Johnson	Director	Siri S. Marshall

Heidi G. Miller	Director	Attorney-in-fact

Hilda Ochoa-Brillembourg	Director	June 23, 2004

A. Michael Spence	Director

Dorothy A. Terrell	Director

Raymond G. Viault	Director, Vice Chairman

James A. Lawrence	/s/ JAMES A. LAWRENCE Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 23, 2004

Kenneth L. Thome	/s/ KENNETH L. THOME Senior Vice President, Financial Operations (Principal Accounting Officer)	June 23, 2004

EXHIBIT INDEX

Exhibit
Number	Description

4.8	Supplemental Marketing Agreement and Waiver, dated as of June 23, 2004, by and among General Mills, Diageo Atlantic Holding B.V. and Diageo plc.
5.1	Opinion and consent of Siri S. Marshall, General Counsel of General Mills, Inc. regarding the legality of the securities registered.
12.1	Statement regarding computation of ratios.
23.1	Consent of Siri S. Marshall (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney.
25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as Trustee under the Senior Indenture.